Exhibit 99.18

Warehouses De Pauw NV

Statutory auditor’s report to the general meeting on the financial year ended December 31, 2023 - Financial statements

Warehouses De Pauw NV | December 31, 2023

Statutory auditor’s report to the general meeting of shareholders of Warehouses De Pauw NV for the financial year ended December 31, 2023 - Financial statements

In the context of the statutory audit of the financial statements of Warehouses De Pauw NV (the “company”), we hereby submit our statutory auditor’s report to you. This report includes our report on the financial statements as well as the other legal and regulatory requirements. This constitutes a single, indivisible document.

We were appointed as statutory auditors by the general meeting of April 26, 2023, in accordance with the proposal of the board of directors. Our mandate expires on the date of the general meeting that considers the financial statements for the year ended December 31, 2024. We have conducted the statutory audit of the financial statements of Warehouses De Pauw NV for 17 consecutive financial years.

Report on the financial statements

Unqualified Opinion

We have conducted the statutory audit of the company’s financial statements, which comprise the balance sheet as of December 31, 2023, as well as the income statement for the financial year ended on that date, the statement of comprehensive income, the statement of changes in equity and the statement of cash flows for the financial year then ended and the notes, with the most significant accounting policies and other explanatory information, with total assets of 6,872,497 (000) EUR and the income statement showing a profit for the financial year of 22,299 (000) EUR.

In our opinion, the financial statements present fairly the company’s financial position as of December 31, 2023 as well as its results for the financial year ended on that date, in accordance with the International Financial Reporting Standards (IFRS) as adopted by the European Union and with the legal and regulatory requirements applicable in Belgium.

Basis for the unqualified opinion

We conducted our audit in accordance with International Standards on Auditing (ISAs) as applicable in Belgium. We also applied the international auditing standards approved by the IAASB that are applicable as of the current reporting date but have not yet been adopted at the national level. Our responsibilities under these standards are further described in the section “Responsibilities of the statutory auditor for the audit of the financial statements” of our report. We have complied with all ethical requirements relevant to the audit of financial statements in Belgium, including those relating to independence.

We obtained from the company’s board of directors and management the explanations and information necessary for our audit.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

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Warehouses De Pauw NV | December 31, 2023

Key audit matters

Key audit matters refer to those matters that in our professional judgment were most significant in the audit of the financial statements for the current reporting period. These matters were addressed in the context of our audit of the financial statements as a whole and in forming our opinion thereon, and we do not provide a separate opinion on these matters.

Key audit matters	How our audit addressed the key audit matters
Valuation of investment property and financial fixed assets — investments in affiliated companies and companies with which a participating interest exists

•       Investment property measured at fair value (2,193,864 (000) EUR) and investments accounted for using the equity method (2,366,590 (000) EUR) together represent more than 66 percent of total assets as of December 31, 2023. Investment properties are held, on the one hand, directly by Warehouses De Pauw NV and, on the other hand, indirectly through investments in affiliated companies and companies with which a participating interest exists, which are recognized on the balance sheet at the value of the underlying equity of the investment. Changes in the fair value of investment properties and investments have a significant impact on net result for the period and equity in accordance with IAS 28.

•      The real estate portfolio consists of real estate available for lease and real estate under construction. Acquisitions and disposals of investment properties are individually significant transactions.

•      The company engages professionally qualified independent real estate experts to value the real estate portfolio at fair value on a quarterly basis. The real estate experts are appointed by the directors and perform their work in accordance with the reports and guidelines of the International Valuation Standards, issued by the IVSC. The real estate experts appointed by the International Valuation Standards issued by the IVSC. The real estate experts appointed by the company have significant experience in the real estate markets in which the company operates.

•      We assessed management’s internal control measures and tested the design and implementation of internal controls relating to real estate investments.

•      We assessed the competence, independence, and integrity of the independent real estate experts.

•      We analyzed and assessed the valuation process, the results of the real estate portfolio and key assumptions and estimates, including occupancy rates, required rates of return, and development milestones.

•      We compared the key assumptions used in the valuation with external industry data and comparable real estate transactions, with specific attention to the required rate of return.

•      We performed audit procedures to assess the integrity and completeness of the information provided to the independent real estate experts regarding rental income, key lease terms and occupancy rate.

•      We reconciled the amounts stated in the valuation reports with the accounting records and based on that we reconciled the related balances with the financial statements.

•      As part of our audit procedures performed on acquisitions and disposals of investment

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Warehouses De Pauw NV | December 31, 2023

•      The portfolio is valued using a discounted cash flow model, an income capitalization methodology, and/or comparable market transactions.

Real estate development projects are valued using the same method, less all costs necessary to complete the development, along with a provision for remaining risks.

The key inputs in determining fair value are the required rates of return and current market rents, which are influenced by market trends, comparable transactions and the specific characteristics of each property in the portfolio.

•      The audit risk therefore arises from the assumptions and significant estimates associated with these key inputs.

•      For development projects, we also verified that the underlying information regarding construction contracts and budgeted costs was consistent with the completion costs deducted from the fair value of the development projects. Capitalized costs were tested on a sample basis and the completion costs for project developments were compared with supporting evidence (for example by inspecting underlying construction contracts).

•      We also assessed the adequacy of the disclosures regarding the fair value measurement of investment property.

Reference to notes We refer to the financial statements, including the notes: III Valuation Policies and XI Investment Property — Statement of Changes.

Responsibilities of the board of directors for the preparation of the financial statements

The board of directors is responsible for preparing the financial statements that present a true and fair view in accordance with the accounting framework applicable in Belgium, as well as for the internal controls that the board of directors deems necessary to ensure that the financial statements are free from material misstatements resulting from fraud or error.

In preparing the financial statements, the board of directors is responsible for assessing the company’s ability to continue as a going concern, disclosing, if applicable, matters related to going concern and applying the going concern assumption, unless the board of directors intends to liquidate the company or to cease its business operations or has no realistic alternative but to do so.

Responsibilities of the statutory auditor for the audit of the financial statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement whether due to fraud or error and to issue a statutory auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance, but it is not a guarantee that an audit conducted in accordance with ISAs will always detect a material misstatement when it exists. Misstatements may arise from fraud or error and are considered material if it can reasonably be expected that they, individually or in the aggregate, will influence the economic decisions made by users based on these financial statements.

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In conducting our audit, we comply with the legal, regulatory and professional standards applicable to the audit of financial statements in Belgium. The statutory audit does not provide assurance regarding the future viability of the company, nor regarding the efficiency or effectiveness with which the board of directors has managed or will manage the company’s operations.

As part of an audit conducted in accordance with ISAs, we exercise professional judgment and maintain a critical professional attitude throughout the audit. We also perform the following procedures:

•	identifying and assessing the risks that the financial statements contain a material misstatement resulting from fraud or error, determining and performing audit procedures responsive to those risks and obtaining audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of failing to detect a material misstatement is greater if the misstatement results from fraud than if it results from error, because fraud may involve collusion, forgery, the intentional omission of transactions, the intentional misrepresentation of facts or the circumvention of internal controls;
•	obtaining an understanding of the internal controls relevant to the audit, with the objective of designing audit procedures that are appropriate in the circumstances but that are not intended to express an opinion on the effectiveness of the company’s internal controls;
•	evaluating the appropriateness of the accounting principles applied and assessing the reasonableness of the estimates made by the board of directors and the related disclosures;
•	concluding that the going concern assumption applied by the board of directors is acceptable, and concluding, based on the audit evidence obtained, whether there is a material uncertainty regarding events or circumstances that could cast significant doubt on the company’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our statutory auditor’s report to the related disclosures in the financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or circumstances could result in the company no longer being able to maintain its going concern;
•	evaluating the overall presentation, structure and content of the financial statements, and whether the financial statements present the underlying transactions and events in a manner that results in a true and fair view.

We communicate with the audit committee regarding, among other things, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

We also provide the audit committee with a statement confirming that we have complied with the relevant ethical requirements regarding independence, and we communicate with them regarding all relationships and other matters that could reasonably affect our independence and, where applicable, regarding the related measures taken to safeguard our independence.

From the matters communicated to the audit committee we determine those that were most significant in the audit of the financial statements for the current reporting period, and that therefore constitute the key audit matters. We describe these matters in our report, unless disclosure of these matters is prohibited by law or regulation.

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Other legal and regulatory requirements

Responsibilities of the board of directors

The board of directors is responsible for the preparation and content of the annual report, for compliance with the legal and regulatory requirements applicable to the maintenance of the accounting records, as well as for compliance with the Code of companies and associations and the company’s articles of incorporation.

Responsibilities of the statutory auditor

Within the scope of our engagement and in accordance with the Belgian supplementary standard to the International Standards on Auditing (ISAs) applicable in Belgium, it is our responsibility to verify, in all material respects, the annual report, as well as compliance with certain obligations under the Code of companies and associations and the articles of incorporation, and to report on these matters.

Aspects concerning the annual report

After performing specific procedures on the annual report, we are of the opinion that this annual report is consistent with the financial statements for the same financial year and has been prepared in accordance with Articles 3:5 and 3:6 of the Code of companies and associations.

In the context of our audit of the financial statements, we are also responsible for considering, in particular based on the knowledge obtained during the audit, whether the annual report contains any material misstatement, whether information is misstated or otherwise misleading. In light of the work we have performed, we have no material misstatement to report to you.

Statement regarding the social balance sheet

The social balance sheet to be filed with the National Bank of Belgium in accordance with Article 3:12,

§ 1, 8° of the Code of companies and associations, contains in both form and content all the information required by this Code — including information regarding wages and training — and contains no material inconsistencies with respect to the information available to us in the context of our engagement.

Statements regarding independence

•	Our audit firm and our network have not performed any engagements that are incompatible with the statutory audit of the financial statements and our audit firm has remained independent of the company throughout the course of our engagement.
•	The fees for the additional engagements that are compatible with the statutory audit of the financial statements as referred to in Article 3:65 of the Code of companies and associations were correctly disclosed and itemized in the notes to the financial statements.
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Other disclosures

•	Notwithstanding minor formalities, the accounting records were maintained in accordance with the legal and regulatory requirements applicable in Belgium.
•	The appropriation of results, which is proposed to the general meeting, complies with the legal provisions and the articles of incorporation.
•	We have nothing to report regarding transactions that were carried out or decisions that were made in violation of the articles of incorporation or the Code of companies and associations.
•	This report is consistent with our supplementary statement to the audit committee as referred to in Article 11 of Regulation (EU) No. 537/2014.
•	We have assessed the financial implications for the company of the decision taken regarding the conflict of interest as described in the report of the board of directors in accordance with Article 7:97 of the Code of companies and associations. These conflicts of interest and the conflicts of interest pursuant to Article 37 of the RREC Act were described in detail in the Corporate Governance statement of the annual report. We have no comments to make in this regard.
•	We have assessed the financial implications for the company of the decision taken regarding the conflict of interest as described in the report of the board of directors. We refer to the Corporate Governance statement for a detailed description of the conflict of interest involving a director.

Signed in Antwerp.
The statutory auditor

Deloitte Bedrijfsrevisoren BV
Represented by Kathleen De Brabander

Deloitte Bedrijfsrevisoren/Réviseurs d’Entreprises BV/SRL

Registered Office: Gateway Building, Brussels National Airport 1 J, B-1930  Zaventem

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